EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

IVAX CORPORATION,

TEVA PHARMACEUTICAL INDUSTRIES LIMITED,

IVORY ACQUISITION SUB, INC.

and

IVORY ACQUISITION SUB II, INC.

Dated as of July 25, 2005

(i)

7. 12	Employee Benefits Matters.	53
7.13	Affected Employees	54
7.14	Indemnification; Directors’ and Officers’ Insurance.	54
7.15	Expenses.	55
7.16	Takeover Statute.	56
7.17	Section 16 Matters.	56
7.18	Tax-Free Reorganization.	56

ARTICLE VIII CONDITIONS		56
8.1	Conditions to Each Party’s Obligation to Effect the Merger.	56
8.2	Conditions to Obligations of Parent and Merger Sub.	57
8.3	Conditions to Obligation of the Company.	58

ARTICLE IX TERMINATION		59
9.1	Termination by Mutual Consent.	59
9.2	Termination by Either Parent or the Company.	59
9.3	Termination by the Company.	60
9.4	Termination by Parent.	60
9.5	Effect of Termination and Abandonment.	61

ARTICLE X MISCELLANEOUS AND GENERAL		62
10.1	Survival.	62
10.2	Modification or Amendment.	62
10.3	Waiver of Conditions.	62
10.4	Execution.	62
10.5	GOVERNING LAW AND VENUE.	62
10.6	Notices.	63
10.7	Entire Agreement; NO OTHER REPRESENTATIONS.	64
10.8	No Third-Party Beneficiaries.	64
10.9	Obligations of Parent and of the Company.	64
10.10	Severability.	65
10.11	Disclosure Schedules.	65
10.12	Interpretation.	65
10.13	Assignment.	65

EXHIBITS

Exhibit A	Form of Company Affiliate Letter
Exhibit B	Form of Parent Counsel Opinion
Exhibit C	Parent Officer Representation Letter
Exhibit D	Company Officer Representation Letter
Exhibit E	Form of Company Counsel Opinion

(ii)

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	7.2
Affected Employees	7.12
Affiliate Stock	7.9
Aggregate Cash Number	3.1(c)(i)
Agreement	Forepart
Antitrust Law	7.4(f)
Articles of Incorporation	2.2
Articles of Merger	1.2
Asbestos	5.1(m)
Asbestos-Containing Material	5.1(m)
Audit Date	5.1(g)
Bankruptcy and Equity Exception	5.1(d)(i)
Book Entry Share	3.1(d)(ii)
Business Day	Article IV
By-Laws	2.3
Cash Consideration	3.1(b)(i)
Cash Electing Share	3.1(b)(i)
Cash Election	3.1(b)(i)
Cash Election Number	3.1(c)(ii)
Cash Percentage	3.1(c)(i)
Cash Shortfall Number	3.1(c)(iii)
Certificate	3.1
Closing	Article IV
Closing Date	Article IV
CMS	5.1(k)
Code	Recitals
Company	Forepart
Company Common Stock	Recitals
Company Compensation and Benefit Plans	5.1(j)(i)
Company Disclosure Schedules	5.1(a)
Company Foreign Benefit Plan	5.1(j)(vii)
Company Intellectual Property Rights	5.1(p)(i)
Company Internal Representatives	7.2
Company Material Adverse Effect	5.1(a)
Company Option	3.1(e)(i)
Company Other Representatives	7.2
Company Reports	5.1(e)(i)
Company Required Statutory Approvals	5.1(d)(i)
Company Requisite Vote	5.1(u)
Company Stock Option Plans	5.1(b)
Company Stockholders Meeting	7.3(a)
Compensation and Benefit Plan	5.1(j)(i)
Confidentiality Agreement	10.7

(iii)

Contracts	5.1(d)(ii)
Convertible Notes	3.6
DEA	5.1(k)
Depository	3.2(a)
Divestitures	7.4(f)
EC Merger Regulation	5.1(d)
Effective Time	1.2
Electing Share	3.1(b)(ii)
Election	3.1(d)(ii)
Election Date	3.1(d)(iii)
Environmental Law	5.1(m)
ERISA	5.1(j)(i)
ERISA Affiliate	5.1(j)(iii)
Exchange Act	5.1(a)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratio	3.1(b)(ii)
F-4 Registration Statement	5.1(f)
FBCA	Recitals
FDA	5.1(k)
FGIT Warrant	3.5
Foreign Antitrust Filings	5.1(d)(i)
Form of Election	3.1(d)(i)
Form of Election Record Date	3.1(d)(i)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HHS	5.1(k)
HSR Act	5.1(d)(i)
Indemnified Parties	7.14(a)
Indentures	3.6
IRS	5.1(j)(ii)
ISA	5.2(d)(i)
Joint Proxy Statement/Prospectus	7.5(a)
knowledge	5.1(a)
Laws	5.1(k)
Liens	5.1(q)
Litigation Claims	5.1(i)
Merger	Recitals
Merger Consideration	3.1(b)
Merger Sub	Forepart
Nasdaq	5.2(d)(i)
Non-Electing Holders	3.2(b)(i)
Non-Electing Share	3.1(b)(iii)
Order	8.1(d)
Other Governmental Filings	5.1(d)(i)
Parent	Forepart

(iv)

Parent ADRs	3.1(b)(ii)
Parent ADSs	3.1(b)(ii)
Parent Disclosure Schedules	5.1(a)
Parent Compensation and Benefit Plan	5.2(j)(i)
Parent Foreign Benefit Plan	5.2(j)(vii)
Parent Intellectual Property Rights	5.2(o)(i)
Parent Material Adverse Effect	5.2(a)
Parent Option	3.1(e)(i)
Parent Ordinary Shares	3.1(b)(ii)
Parent Reports	5.2(e)(i)
Parent Required Statutory Approvals	5.2(d)(i)
Parent Requisite Vote	5.2(u)
Parent Share Issuance	Recitals
Parent Stock Plans	5.2(b)
Parent Stockholders Meeting	7.3(b)
Payor	9.5(d)
Pension Plan	5.1(j)(ii)
Person	3.2(b)
Recipient	9.5(d)
Registration Statements	5.1(f)
Representatives	7.2
Resale Registration Statement	7.9
Retention Plan	7.12(e)
Right	5.1(b)
Rights	5.1(b)
Rights Agreement	5.1(b)
Sarbanes-Oxley Act	5.1(e)(iii)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
S-8 Registration Statement	3.1(e)(i)
Significant Subsidiary	5.1(a)
Sister Subsidiary	Forepart
Stock Consideration	3.1(b)(ii)
Stock Electing Share	3.1(b)(ii)
Stock Election	3.1(b)(ii)
Stockholders Agreement	Recitals
Subsidiary	5.1
Subsequent Merger	1.3(a)
Superior Proposal	7.2
Surviving Corporation	1.1(a)
Takeover Statute	7.16
TASE	5.2(d)(i)
Tax	5.1(n)(xiii)
Tax Return	5.1(n)(xiii)
Taxes	5.1(n)(xiii)
Termination Date	9.2(a)

(v)

368 Reorganization	5.1(n)(xii)
Trustee	3.6
U.S. GAAP	5.1(a)
Voting Debt	5.1(b)

(vi)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 25, 2005, by and among IVAX CORPORATION, a Florida corporation (the “Company”), TEVA PHARMACEUTICAL INDUSTRIES LIMITED, an Israeli corporation (“Parent”), IVORY ACQUISITION SUB, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and IVORY ACQUISITION SUB II, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Sister Subsidiary”)

W I T N E S S E T H:

WHEREAS, the Company, Parent and Merger Sub have agreed to enter into a business combination transaction pursuant to which the Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”);

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have (i) determined that the Merger and other transactions contemplated hereby are advisable and are fair to and in the best interests of the Company, Parent and Merger Sub and their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, in each case, subject to the terms and conditions hereof;

WHEREAS, the respective Boards of Directors of each of the Company and Merger Sub have unanimously determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby, subject to the terms and conditions hereof;

WHEREAS, the Board of Directors of Parent has approved, and has determined to recommend to its stockholders approval of the issuance of Parent Ordinary Shares in connection with the Merger, subject to the terms and conditions hereof (the “Parent Share Issuance”);

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, on the date hereof, Parent entered into a Stockholders Agreement (the “Stockholders Agreement”) with certain stockholders of the Company, pursuant to which, among other things, each of such stockholders has agreed, on the terms and subject to the conditions thereof, to vote all shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), owned by each of them to approve this Agreement and the transactions contemplated hereby;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger (as defined below), taken together, qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and

WHEREAS, the Company, Parent, Merger Sub and Sister Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Section 607.1101 of the FBCA and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall succeed to and assume all the rights and obligations of the Merger Sub in accordance with Section 607.1106 of the FBCA.

(b) At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company, Parent or Merger Sub, each issued and outstanding share of common stock, par value $1.00 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. The effect of the Merger on the capital stock of the Company is set forth in Article III.

1.2 Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”), including this Agreement or an appropriate plan of merger, with the Secretary of State of the State of Florida, in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA (the date and time of such filing being the “Effective Time”). Prior to such filing, a Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

1.3 Subsequent Merger. (a) Immediately following the Effective Time and in accordance with the FBCA, Parent will cause the Surviving Corporation to merge with and into Sister Subsidiary in accordance with Section 607.1101 of the FBCA and the separate corporate existence of the Surviving Corporation shall thereupon cease (the “Subsequent Merger”). Sister Subsidiary shall be the surviving corporation in the Merger, and shall succeed to and assume all the rights and obligations of the Surviving Corporation in accordance with Section 607.1106 of the FBCA.

(b) At the effective time of the Subsequent Merger and without any further action on the part of the Surviving Corporation, Parent, Sister Subsidiary or any holder of any capital stock of the Surviving Corporation, Parent or Sister Subsidiary, each share of common stock, par value $1.00 per share, of the Surviving Corporation issued and outstanding immediately prior to the effective time of the Subsequent Merger shall continue as one share of common stock, par value $1.00 per share, of Sister Subsidiary, which shall constitute the only outstanding shares of capital stock of Sister Subsidiary.

(c) After the Subsequent Merger, references herein to the Surviving Corporation shall refer to Sister Subsidiary.

(d) This Agreement is intended to constitute a “plan of reorganization” with respect to the Merger and Subsequent Merger, taken together, for United States federal income tax purposes pursuant to which, for such purposes, the Merger and the Subsequent Merger, taken together, are to be treated as a “reorganization” under Section 368(a) of the Code (to which each of Parent, Sister Subsidiary and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Sister Subsidiary with the Company Common Stock converted in such merger into the right to receive the consideration provided for hereunder.

ARTICLE II

THE SURVIVING CORPORATION

2.1 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2 Articles of Incorporation. At both the Effective Time and the effective time of the Subsequent Merger, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Law (the “Articles of Incorporation”) except that Article I thereof shall be amended, by the filing of the Articles of Merger or other appropriate documents, to read in its entirety as follows: “The name of the corporation is Ivax Corporation”.

2.3 By-Laws. At both the Effective Time and the effective time of the Subsequent Merger, and without any further action on the part of the Company, Merger Sub or Sister Subsidiary, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time and including the provisions required by Section 0 hereof, shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein, in the Articles of Incorporation or in accordance with applicable Law.

2.4 Directors. Subject to requirements of applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time and from and after the effective time of the Subsequent Merger, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

2.5 Officers. Effective as of the Effective Time and as of the effective time of the Subsequent Merger, the officers of Merger Sub shall be the initial executive officers of the

Surviving Corporation, who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company, Parent or Merger Sub:

(a) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock, and any other shares of capital stock of the Company, that is owned by the Company directly or indirectly or by Parent, shall automatically be retired and shall cease to be outstanding, and no Merger Consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Company Common Stock. Subject to Sections 3.1(c) and 3.3, each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be retired in accordance with Section 3.1(a)), including each Right attached thereto, shall be converted into the right to receive the following consideration (the “Merger Consideration”):

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 3.1(d) (each a “Cash Electing Share”) shall be converted into the right to receive $26.00 in cash without interest (the “Cash Consideration”).

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) is properly made and not revoked pursuant to Section 3.1(d) (each a “Stock Electing Share” and, together with each Cash Electing Share, an “Electing Share”) shall be converted into the right to receive 0.8471 shares (the “Exchange Ratio”), subject to adjustment pursuant to Section 3.3), of validly issued, fully paid and non-assessable ordinary shares, par value NIS 0.10, of Parent, duly issued and credited as fully paid (collectively, the “Parent Ordinary Shares”) which will trade in the United States in the form of American Depositary Shares (“Parent ADSs”), evidenced by American Depositary Receipts (“Parent ADRs”) (such Parent ADSs, together with any cash in lieu of fractional Parent ADSs to be paid pursuant to Section 3.2(f), the “Stock Consideration”). Each Parent ADS represents one Parent Ordinary Share.

(iii) Each share of Company Common Stock with respect to which no Cash Election or Stock Election is properly made (or if made, has been revoked) (each, a “Non-Electing Share”) shall be converted into the right to receive the Cash Consideration or the Stock Consideration as determined in accordance with Section 3.1(c) below.

As of the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and each holder of a certificate representing any such share(s) of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates (for each share of Company Common Stock previously represented thereby) the Merger Consideration.

(c) Proration. Notwithstanding anything in this Agreement to the contrary (but subject to Sections 3.1(a) and 3.3):

(i) The Cash Percentage (as defined below) of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (such number, the “Aggregate Cash Number”) shall be converted into the right to receive the Cash Consideration, and all other shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Stock Consideration. The “Cash Percentage” shall be equal to 50%.

(ii) If the aggregate number of Cash Electing Shares of Company Common Stock (the “Cash Election Number”) exceeds the Aggregate Cash Number, then (A) all Stock Electing Shares and Non-Electing Shares shall be converted into the right to receive the Stock Consideration and (B) the number of Cash Electing Shares of each stockholder of the Company that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing Shares of such stockholder by (y) a fraction, the numerator of which is the Aggregate Cash Number and the denominator of which is the Cash Election Number, with the remaining number of such holder’s Cash Electing Shares being converted into the right to receive the Stock Consideration.

(iii) If the Cash Election Number is less than the Aggregate Cash Number (such difference between the Cash Election Number and Aggregate Cash Number, the “Cash Shortfall Number”), then (x) all Cash Electing Shares shall be converted into the right to receive the Cash Consideration and (y) the Stock Electing Shares and Non-Electing Shares shall be treated in the following manner:

(1) if the Cash Shortfall Number is less than or equal to the aggregate number of Non-Electing Shares, then (x) all Stock Electing Shares shall be converted into the right to receive the Stock Consideration and (y) the Non-Electing Shares of each stockholder of the Company shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Electing Shares equal to the product obtained by multiplying (I) the number of Non-Electing Shares of such stockholder by (II) a fraction, the numerator of which is the Cash Shortfall Number and the denominator of which is the aggregate number of Non-Electing Shares, with the remaining number of such holder’s Non-Electing Shares being converted into the right to receive the Stock Consideration; or

(2) if the Cash Shortfall Number exceeds the aggregate number of Non-Electing Shares, then (x) all Non-Electing Shares shall be converted into the right to receive the Cash Consideration and (y) the number of Stock Electing Shares of each stockholder of the Company that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (I) the number of Stock Electing Shares of such stockholder by (II) a fraction, the numerator of which is the amount by which the Cash Shortfall Number exceeds the aggregate number of Non-Electing Shares, and the denominator of which is the aggregate number of Stock Electing Shares, with the remaining number of such holder’s Stock Electing Shares being converted into the right to receive the Stock Consideration.

(d) Exercise of Election.

(i) All elections in accordance with this Section 3.1(d) shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a “Form of Election”) which will be filed as an exhibit to the F-4 Registration Statement and mailed to the holders of record of shares of Company Common Stock as of the record date for the Company Stockholders Meeting or such other date as Parent and the Company mutually agree (the “Form of Election Record Date”). The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make a Cash Election or a Stock Election or a combination of both for any and all shares of Company Common Stock held by such holder. The Company shall make available one or more Forms of Election as may be reasonably requested by any Person who becomes a holder (or beneficial owner) of shares of Company Common Stock between the Form of Election Record Date and the close of business on the day prior to the Election Date.

(ii) For elections to be effective, (A) with respect to shares of Company Common Stock represented by Certificates, a Form of Election must be properly completed, signed and actually received by the Exchange Agent and accompanied by the Certificates representing all the shares of Company Common Stock as to which such a Form of Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 promulgated pursuant to the Exchange Act, provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee, or an affidavit of lost certificate in accordance with Section 3.2(e)), or (B) with respect to shares of Company Common Stock that are held in book-entry form (each, a “Book Entry Share”), Parent shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to the Company (either of (A) or (B), an “Election”).

(iii) An Election must be received by the Exchange Agent not later than 5:00 p.m. New York City time on (A) the date of the Company Stockholders Meeting or, (B) if the Closing Date is more than four (4) Business Days following the Company Stockholders Meeting, two (2) Business Days preceding the Closing Date (either of (A) or (B), the “Election Date”) in order to be effective. Any shares of Company Common Stock for which the record holder has not, as of 5:00 p.m., New York City time, on the

Election Date, properly submitted a properly completed Election Form to the Exchange Agent will be deemed to be Non-Electing Shares. After a Cash Election or Stock Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned.

(iv) Parent and the Company shall publicly announce the anticipated Election Date at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be subsequently delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(v) Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such determination of Parent or the Exchange Agent shall be conclusive and binding, absent manifest error. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. Any shares of Company Common Stock relating to which the record holder is deemed to have not submitted a valid Election on or prior to the Election Date shall be deemed to be Non-Electing Shares.

(vi) Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article IX. If a Cash Election or Stock Election is revoked with respect to shares of Company Common Stock represented by a Certificate, such Certificate shall promptly be returned to the holder that submitted the same to the Exchange Agent.

(vii) The Exchange Agent shall make all the computations contemplated by this Section 3.1, including the determination of the number of Cash Electing Shares, Stock Electing Shares and Non-Electing Shares and, after consultation with Parent, all such computations will be conclusive and binding on the former holders of shares of the Company Common Stock absent manifest error. The Exchange Agent may, with the agreement of Parent and the Company, make such reasonable rules as are consistent with this Section 3.1 for the implementation of the Elections provided for herein as shall be necessary or desirable to effect fully such Elections.

(e) Company Options, Etc.

(i) Prior to the Effective Time, the Company shall take all action necessary or appropriate to provide that each outstanding option to acquire shares of Company Common Stock, including, without limitation, any option granted under the Company’s 1985 Stock Option Plan, the Company’s 1997 Employee Stock Option Plan, the Company’s 1994 Stock Option Plan and the Company’s 2004 Incentive Compensation Plan (each, a “Company Option”) shall become fully vested and exercisable (whether or not currently exercisable) as of the Effective Time. In addition, the Company shall take all action necessary or appropriate to provide that each Company Option that is outstanding as of the Effective Time, but conditioned upon consummation of the Merger, shall, to the extent such Company Options have not been exercised as of the Effective Time, be converted into an option to purchase a number of Parent ADSs determined by multiplying (A) the number of shares of Company Common Stock covered by such Company Option by (B) the Exchange Ratio (rounded down to the nearest whole share); at an exercise price per Parent ADS determined by dividing (I) the per share exercise price applicable to the Company Option immediately prior to the Effective Time by (II) the Exchange Ratio (rounded up to the nearest whole cent) (each, a “Parent Option”). Except as provided in the preceding sentence, the terms of each Parent Option shall be substantially identical to or more favorable to the holder of the Company Option than the terms of the Company Option to which it relates, determined immediately prior to the Effective Time. On or prior to the Effective Time, Parent shall file an appropriate Registration Statement on Form S-8 with respect to the offering of the Parent ADSs issuable upon exercise of the Parent Options (the “S-8 Registration Statement”) and, as promptly as practicable, shall comply with the terms of Section 7.7 so that the holders of Parent Options may, subject to applicable Law, freely sell the Parent ADSs issuable upon exercise of the Parent Options. Following the Effective Time, Parent will, as promptly as practicable, send to each holder of a Parent Option a written notice setting forth (1) the number of Parent ADSs subject to such Parent Option and (2) the exercise price per Parent ADS issuable upon exercise of such Parent Option. Prior to the Effective Time, the Company shall not permit options granted under the Company’s 1985 Stock Option Plan, the Company’s 1994 Stock Option Plan, the Company’s 1997 Stock Option Plan and the Company’s 2004 Incentive Compensation Plan to be exercised by the cancellation of a portion of the shares to be exercised as payment of the exercise price and satisfaction of any tax withholding obligation (a “net exercise” of options), so as to permit Parent to assume such Plans and simultaneously comply with Israeli law. The Company and Parent shall take all commercially reasonable action that may be necessary (under the Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 3.1(e)(i).

(ii) Prior to the date hereof, the Company shall take all actions that are necessary or appropriate to provide that the Company’s stock purchase plans, including without limitation, the Company’s 1999 Employee Stock Purchase Plan, shall be modified, terminated and/or suspended so that no purchase of Company Common Stock shall occur after September 30, 2005. With respect to the Company’s 1999 Employee Stock Purchase Plan, the rights of participants thereunder with respect to any offering period then underway shall be determined by shortening the offering period so that the last day of such offering period shall be September 30, 2005 and by making such other appropriate adjustments as may be necessary to reflect the shortened offering period and otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such plan.

3.2 Exchange of Share Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate The Bank of New York, which currently acts as the depository for the ADSs, or another U.S. bank or trust company reasonably acceptable to the Company (in such capacity, the “Depository”), to act as agent (the “Exchange Agent”) for the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled from time to time with respect to such holder’s shares of Company Common Stock pursuant to Section 3.1. Prior to the Effective Time, Parent shall cause Merger Sub to deposit or cause the Depository to deposit with the Exchange Agent substantially all of: (x) that number of Parent ADRs and Parent Ordinary Share certificates, as applicable, in any denominations as the Exchange Agent shall specify and (y) cash, in each case as are issuable or payable, respectively, pursuant to this Article III in respect of shares of Company Common Stock for which Certificates or Book-Entry Shares have been properly delivered to the Exchange Agent; and within five (5) Business Days following the Effective Time, Parent shall cause the Surviving Corporation to deposit the balance of such Merger Consideration with the Exchange Agent. The deposit made by Merger Sub or the Surviving Corporation, as the case may be, pursuant to this Section 3.2(a) is hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments provided for in Section 3.2(b). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement; provided, that Parent may direct the Exchange Agent to invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from such investments shall be promptly paid to Parent. Parent shall, prior to the Effective Time, allot Parent Ordinary Shares referred to in Sections 3.1(b) subject to the terms and conditions of this Agreement.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, but in no event later than three (3) Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of Non-Electing Shares (these holders, the “Non-Electing Holders”), (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing Non-Electing Shares shall pass only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or, in the case of Book Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor.

(ii) (x) Each holder of Electing Shares who properly made and did not revoke a Cash Election or Stock Election shall be entitled to receive, in exchange for such stockholder’s Electing Shares, and

(y) upon surrender by a Non-Electing Holder to the Exchange Agent of any Certificate (or evidence of loss in lieu thereof) or Book Entry Shares, as applicable, for cancellation together with a duly executed letter of transmittal, the Non-Electing Holder shall be entitled to receive in exchange therefor, in each case, the Merger Consideration that such holder is entitled to receive pursuant to this Article III, and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Parent and the Company that such tax has been paid or is not applicable.

(iii) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration shall be paid to the holder of any Certificates or Book Entry Shares not surrendered until such Certificates or Book Entry Shares, as applicable, are surrendered as provided in this Section 3.2. Following such surrender, in addition to the Merger Consideration, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (A) at the time of surrender, the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender and with a payment date subsequent to surrender payable with respect to such securities.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Transfers. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration that remains unclaimed by the holders of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, the Surviving Corporation or another affiliate of Parent, as may be designated by Parent or the Surviving Corporation. Any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due surrender of the shares of Company Common Stock represented by such Certificate pursuant to this Agreement.

(f) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional Parent ADSs will be issued and any holder of shares of Company Common Stock entitled to receive a fractional Parent ADS but for this Section 3.2(f) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder’s proportionate interest in the net proceeds for the sale by the Exchange Agent on behalf of such holder of the aggregate fractional Parent ADS that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five (5) Business Days after the date upon which the Certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional Parent ADSs has been received by the Exchange Agent.

(g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any federal, state, local or foreign tax law. Parent represents and warrants to the Company that, as of the date of this Agreement, no withholding is required to be made from the consideration payable by Merger Sub or the Surviving Corporation to any Person pursuant to this Article III pursuant to applicable Israeli laws. If Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Options in respect of which Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.3 Adjustments to Prevent Dilution. Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding Company Common Shares, or Parent Ordinary Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, or Parent changes the number of Parent Ordinary Shares represented by a Parent ADS, then the Merger Consideration and Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

3.4 Affiliates. Notwithstanding anything in this Agreement to the contrary, no Stock Consideration shall be delivered to any Person who is an affiliate of the Company under Rule 145 of the Securities Act until such Person has executed and delivered to Parent a written agreement substantially in the form of Exhibit A hereto.

3.5 FGIT Warrant. Upon the exercise of the Warrant to Purchase Shares of Common Stock of Ivax Corporation (the “FGIT Warrant”) issued (as a replacement issuance) on November 29, 2002 to Frost Gamma Investment Trust at any time following the Effective Time, the holder of the FGIT Warrant shall be entitled to receive, and the FGIT Warrant shall thereafter represent the right to receive, in lieu of the shares of Company Common Stock issuable upon such exercise prior to the Closing Date, the amount and type of Merger Consideration paid or issued pursuant to the Merger in respect of such number of Non-Electing Shares that is equal to the number of shares of Company Common Stock into which the FGIT Warrant would have been convertible absent consummation of the Merger.

3.6 Convertible Notes. Prior to the Effective Time, Parent shall take such actions as are required under each Indenture to establish the rights of the holders of the Convertible Notes issued pursuant to such Indenture to convert each Convertible Note after the Effective Time into the applicable Merger Consideration, upon the terms and subject to the conditions and the other provisions of such Indenture. After the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to the holders of the Convertible Notes appropriate notices required by the terms of the applicable Indenture as a result of the transactions contemplated hereby, and shall comply with the terms of each Indenture with respect to the purchase of Convertible Notes from the holders thereof as a result of the transactions contemplated hereby, if required by the terms of such Indenture. As used herein, (i) “Indentures” shall mean (A) the Indenture, dated as of May 4, 2001, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) relating to the Company’s 4 1/2% Convertible Senior Subordinated Notes Due 2008, (B) the Indenture, dated as of March 3, 2004 between the Company and the Trustee relating to the Company’s 1.5% Convertible Senior Notes due 2024, (C) the Indenture, dated as of December 22, 2004, between the Company and the Trustee relating to the Company’s 1.875% Convertible Senior Notes due 2024, (D) the Indenture, dated as of February 23, 2005 between the Company and the Trustee relating to the Company’s 1.5% Convertible Senior Notes due 2024 and (E) the Indenture, dated as of May 9, 2005 between the Company and the Trustee relating to the Company’s 1.5% Convertible Senior Notes due 2025 and (ii) “Convertible Notes” shall mean the convertible notes referred to in clause (i) above.

ARTICLE IV

THE CLOSING

The closing of the Merger (the “Closing”) shall take place (a) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. Eastern time on the later of (x) the third Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement and (y) the fifth Business Day after the public announcement of the anticipated Election Date in accordance with Section 3.1(d)(iv), or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”). For purposes of this Agreement, the term “Business Day” means Monday, Tuesday, Wednesday and Thursday of each week, other than days on which banks are required or authorized by Law to close in Tel Aviv or New York City; provided that for purposes of Section 3.1, “Business Day” shall mean any day on which banks are not required or authorized by Law to close in New York City.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company’s and each of its Significant Subsidiaries’ articles of incorporation and by-laws (or comparable governing instruments), each as amended through the date hereof. The articles of incorporation and by-laws (or comparable governing instruments) of each of the Company and its Significant Subsidiaries so made available are in full force and effect. Section 5.1(a) of the disclosure schedules delivered to Parent by the Company on or prior to the date hereof (the “Company Disclosure Schedules”) sets forth a list, as of the date hereof, of all of the Significant Subsidiaries of the Company, the jurisdictions under which such Significant Subsidiaries are incorporated, and the percent of the equity interest therein owned by the Company and each Subsidiary of the Company, as applicable. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person that is organized in Israel or that conducts business in Israel. The aggregate sales of the Company and its

Subsidiaries, directly or indirectly, to Israel during each of the fiscal year 2004 and the twelve-month period ending on the date hereof did not exceed $2 million. All such sales were made directly to Israeli distributors or other Israeli companies, none of which were affiliated with the Company.

As used in this Agreement, the term “Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries.

As used in this Agreement, the term “Significant Subsidiary” means a “significant subsidiary” within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”).

As used in this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in Law or United States generally accepted accounting principles (“U.S. GAAP”) or interpretations thereof, (ii) general changes in economic or business conditions or general changes in the securities markets, (iii) changes in conditions generally affecting the generic pharmaceutical industry or the pharmaceutical industry, or (iv) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or any action taken pursuant to this Agreement or at the request of Parent, shall not be considered when determining if a Company Material Adverse Effect has occurred, except in the case of clauses (i), (ii) or (iii) for such effects which have a materially disproportionate impact on the Company and its Subsidiaries taken as a whole, relative to other companies in the pharmaceutical industry.

As used in this Agreement, the term “knowledge” or any similar formulation of knowledge shall mean the actual knowledge of, with respect to the Company, those persons set forth in Section 5.1(a) of the Company Disclosure Schedules and, with respect to Parent, those persons set forth in Section 5.2(a) of the disclosure schedules delivered to the Company by Parent on or prior to the date hereof (the “Parent Disclosure Schedules”).

(b) Capital Structure. The authorized capital stock of the Company consists of 546,875,000 shares of Company Common Stock, of which 268,818,700 shares were outstanding as of July 21, 2005. Pursuant to the Company’s Rights Agreement, dated as of December 29, 1997, as amended as of May 12, 2000 (the “Rights Agreement”), each share of Company Common Stock has attached thereto a right (each a “Right” and collectively, the “Rights”) to purchase a fraction of a share of Company Common Stock (1.1719 shares of Company Common Stock at a price of $9.60 per 1.1719 shares), subject to adjustment. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or a direct or indirect wholly owned

Subsidiary of the Company free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth on Section 5.1(b) of the Company Disclosure Schedules and other than pursuant to (i) the Rights Agreement, (ii) the Company’s 1985 Stock Option Plan, the Company’s 1994 Stock Option Plan, the Company’s 1997 Employee Stock Option Plan, the Company’s 1999 Employee Stock Purchase Plan and the Company’s 2004 Incentive Compensation Plan (collectively, the “Company Stock Option Plans”), (iii) the Convertible Notes and (iv) the FGIT Warrant, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Section 5.1(b) of the Company Disclosure Schedules sets forth a complete and correct list, as of the date hereof and for each option grant, of the number of shares of Company Common Stock subject to options or other rights to purchase or receive Company Common Stock granted under the Company Plans or otherwise, together with the dates of grant and the exercise prices thereof. Except as set forth in Section 5.1(b) of the Company Disclosure Schedules and except for the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”).

(c) Corporate Authority.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby, subject only to receipt of the Company Requisite Vote and the Company Required Statutory Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Board of Directors of the Company has approved and adopted this Agreement and, subject to Section 7.2, has resolved to recommend that the stockholders of the Company approve this Agreement and the Merger and the transactions contemplated hereby.

(d) Governmental Filings; No Violations.

(i) Except as set forth on Section 5.1(d)(i) of the Company Disclosure Schedules, other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2, (B) under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the European Commission Council Regulation (EC) 139/2004 (the “EC Merger Regulation”), the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and (C) required to consummate the Merger under competition Laws in jurisdictions in which, on the one hand, the Company or its Subsidiaries have material operations and, on the other hand, either Parent or its Subsidiaries have operations (collectively, but excluding the items covered by clause (B) above, the “Foreign Antitrust Filings”), or (D) required from Governmental Entities solely by virtue of the jurisdictions in which the Company or its Significant Subsidiaries conduct business or own any assets (collectively, but excluding items covered by clauses (B) and (C) above, the “Other Governmental Filings”) (items (B) through (D), the “Company Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any United States or foreign federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity including, without limitation, the FDA and the DEA (each a “Governmental Entity”), in connection with the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including pursuant to the Stockholders Agreement), except for those notices, reports, registrations or other filings that the failure to make or obtain would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) Except as set forth on Section 5.1(d)(ii) of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby (including pursuant to the Stockholders Agreement) will not constitute or result in (A) a breach or violation of, or a default under, either the articles of incorporation or by-laws (or comparable governing instruments) of the Company or of any Significant Subsidiary of the Company, (B) a breach or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on ninety days or less notice (“Contracts”) binding upon the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The filings required to be made by the Company since December 31, 2001 under the Securities Act and the Exchange Act have been filed with the Securities and Exchange Commission (the “SEC”), including all forms, registration, proxy and information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder (collectively, including any amendments of any such reports filed with or furnished to the SEC by the Company prior to the date hereof, the “Company Reports”). The Company has made available to Parent (x) each Company Report filed with or furnished to the SEC by the Company pursuant to the Securities Act or the Exchange Act since December 31, 2001 and prior to the date hereof, each, in all material respects, in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act or the Exchange Act, as the case may be, and (y) each of the Company’s press releases released to the public since January 1, 2004. None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Company Reports (in the case of Company Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to stockholders, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Reports (in the case of Company Reports issued to the public as press releases) as of their respective release dates, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements of the Company and its Subsidiaries included in such Company Reports complied as of the effective, file or release dates thereof, as applicable, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into Company Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes, similar presentation items and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein. Any material change by the Company in the accounting principles, practices or methods used in such financial statements of the Company and its Subsidiaries included in the Company Reports has been appropriately disclosed in such financial statements.

(iii) The management of the Company has (x) implemented (A) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities and (B) a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and (y) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any such significant deficiency, material weakness or fraud is described on Section 5.1(e)(iii) of the Company Disclosure Schedules. Since December 31, 2004, there has not been any material change in the Company’s internal control over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), neither the Company nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-8 Registration Statement and the Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent ADSs in connection with the Merger (the “F-4 Registration Statement” and together with the S-8 Registration Statement, the “Registration Statements”) or any amendment or supplement thereto will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement relating to the Company Stockholder Meeting and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any Registration Statement.

(g) No Undisclosed Material Liabilities. Except as set forth on Section 5.1(g) of the Company Disclosure Schedules, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be set forth in the Company’s balance sheet under U.S. GAAP or the notes thereto, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet as of December 31, 2004 included in the Company Reports or in the notes thereto or in the Company Reports filed prior to the date hereof; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2004 (the “Audit Date”); (iii) liabilities and obligations under Contracts in effect as of the date hereof not in violation of the terms of this Agreement; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Absence of Certain Changes. Except as described in the Company Reports or as set forth on Section 5.1(h) of the Company Disclosure Schedules, since the Audit Date, except as expressly contemplated by this Agreement, the Company and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the Company’s ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries that has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any securities of the Company or (iii) any change by the Company in accounting principles, practices or methods which is not required or permitted by U.S. GAAP. Since the Audit Date and through the date hereof, except as provided for herein or for such salary increases and bonuses approved by the Company in 2005 and disclosed to Parent prior to the date hereof, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its Significant Subsidiaries to officers or key employees or any material amendment of any of the Company Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.

(i) Litigation. Except as described in the Company Reports or as set forth on Section 5.1(i) of the Company Disclosure Schedules, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings, including without limitation any challenges to the Company or any of its Subsidiaries’ patents under Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984 (collectively, “Litigation Claims”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.

(j) Employee Benefits.

(i) The term “Compensation and Benefit Plan” shall mean, with respect to any Person, any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other compensation or benefit plan, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that covers employees or former employees, or directors or former directors of the such Person or any of its Subsidiaries, or to which contributions are made or otherwise required to be made, by such Person or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan. The Company has made available to Parent prior to the date hereof a copy of all material Compensation and Benefit Plans of the Company or any of its Subsidiaries (the “Company Compensation and Benefit Plans”).

(ii) All Company Compensation and Benefit Plans, to the extent subject to ERISA and the Code, are in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law. Each Company Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the Internal Revenue Service (the “IRS”), and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification or that would reasonably be expected to result in penalties or fines to the Company or any of its Subsidiaries related to such loss of qualification. There is no material pending or, to the knowledge of the Company, threatened litigation or other governmental proceeding relating to the Company Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the twelve (12) month period ending on the date hereof.

(iv) All contributions required to be made under the terms of any Company Compensation and Benefit Plan subject to United States law have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports. Neither any Pension Plan nor any single-employer plan subject to United States Law of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no U.S. ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan subject to United States law or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Neither the Company nor its Subsidiaries has any material obligations for, or liabilities with respect to, retiree health and life benefits under any Company Compensation and Benefit Plan subject to United States law, except for benefits required to be provided under Section 4980B of the Code or any other applicable law requiring continuation of health coverage.

(vi) Except as set forth on Section 5.1(j) of the Company Disclosure Schedules: (a) neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby (including pursuant to the Stockholders Agreement) will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Compensation and Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of its Subsidiaries; and (b) there is no contract, agreement, plan or arrangement with an employee or former employee of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party as of the date hereof that, individually or collectively and as a result of the transactions contemplated hereby, whether alone or upon the occurrence of any additional or subsequent events, or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or, except as described in the Company Reports or as may arise as a result of the Merger, 162(m) of the Code.

(vii) With respect to each Company Compensation and Benefit Plan not subject to United States law (a “Company Foreign Benefit Plan”): (A) each Company Foreign Benefit Plan is in compliance with applicable Law; (B) each Company Foreign Benefit Plan required to be registered with a regulatory agency or authority has been registered and has been maintained in good standing with such agency or authority, and (C) as of the Effective Time, except as set forth on Section 5.1(j) of the Company Disclosure Schedules, the fair market value of the assets of each Company Foreign Benefit Plan is sufficient to provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan.

(viii) Notwithstanding anything to the contrary contained in this Section 5.1(j), the representations and warranties contained in this Section 5.1(j) shall be deemed to be true and correct unless such failures to be true and correct would reasonably be expected to have a Company Material Adverse Effect.

(k) Material Compliance with Laws. The business of the Company and its Subsidiaries is being conducted in material compliance with the pertinent Laws of Governmental Entities, including without limitation the laws enforced and regulations issued by the United States Drug Enforcement Administration (“DEA”), the Department of Health and Human Services (“HHS”) and its constituent agencies, the United States Food and Drug Administration (the “FDA”), the Centers for Medicare & Medicaid Services (“CMS”), and Office of Inspector General (“OIG”), including without limitation the anti-kickback law (Social Security Act § 1128B(b)) and analogous laws of the various states, the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, and the laws precluding off-label marketing of drugs, except for violations and alleged violations that are described in the Company Reports or that would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is debarred under the Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or, to the Company’s knowledge, has engaged in any activity that would reasonably be expected to lead to debarment. Except as described in the Company Reports or as set forth on Section 5.1(k) of the Company Disclosure Schedules, and except for ongoing inspections of the Company’s and its Subsidiaries’ manufacturing facilities and product applications, which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, no investigation or review, other than routine inspections by the FDA, by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and each of its Subsidiaries has, or has applied for, all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the vendors or suppliers of the Company or any of its Subsidiaries have been excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency. To the extent matters relating to the Company’s and its Subsidiaries’ compliance with any United States or foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, each as in effect as of the date hereof regardless of any retroactive effect of any subsequent amendment thereof (collectively, “Laws”), including with respect to Environmental Laws, are more specifically covered elsewhere in this Section 5.1, the provisions of this Section 5.1(k) shall not apply.

(l) Anti-takeover Statutes and Rights Agreement.

(i) The Company has taken all action necessary to exempt the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby from the provisions of Sections 607.0901 and 607.0902 of the FBCA.

(ii) The Company has taken all action necessary to render the Rights Agreement inapplicable to the Merger, the Stockholders Agreement and the transactions contemplated hereby and thereby.

(m) Environmental Matters. Except as set forth in the Company Reports or on Section 5.1(m) of the Company Disclosure Schedules and except for such matters that would not be reasonably expected to cause, either individually or in the aggregate, a Company Material Adverse Effect: (i) the operations of the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) each of the Company and its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the properties and business of the Company and its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has received any written environmental claim, notice or request for information concerning any violation or alleged violation of any applicable Environmental Law, nor, to the Company’s knowledge, is there any existing factual or legal basis for any such claim, notice or request for information; (iv) neither the Company nor any of its Subsidiaries has any knowledge of a release or threat of release of any Hazardous Substances in violation of any Environmental Law which would reasonably be expected to result in liability to the Company or any of its Subsidiaries at any of its Subsidiaries’ current or former properties or at any other property arising from its or any of its Subsidiaries’ current or former operations; (v) to the Company’s knowledge there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by the Company or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of the Company or any of its Subsidiaries under any applicable Environmental Law; and (vi) to the Company’s knowledge no Lien has been placed upon any of the Company’s or its Subsidiaries’ properties (whether owned, leased or managed) under any Environmental Law.

Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.1(k)), the representations and warranties of the Company in this Section 5.1(m) constitute the sole representations and warranties of the Company with respect to any Environmental Law or Hazardous Substance.

As used herein: (w) “Environmental Law” means any Law (including common law) relating to: (a) pollution; (b) the protection of the environment (including air, water, soil,

subsurface strata and natural resources) or human health and safety; and (c) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances; (x) “Hazardous Substance” means any chemical, material or substance that is defined as harmful to human health, the environment, or natural resources by any Environmental Law, including without limitation, petroleum, petroleum products, Asbestos, and Asbestos-Containing Materials; (y) “Asbestos” includes chrysotile, amosite, crocidolite; tremolite asbestos, anthophyllite asbestos, actinolite asbestos, asbestos winchite, asbestos richterite, and any of these minerals that have been chemically treated and/or altered and any asbestiform variety, type or component thereof and any asbestos-containing material; and (z) “Asbestos-Containing Material” means any material containing Asbestos, including, without limitation, any Asbestos-containing products, automotive or industrial parts or components, equipment, improvements to real property and any other material that contains Asbestos.

(n) Tax Matters. Except as set forth on Section 5.1(n) of the Company Disclosure Schedules:

(i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (C) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (D) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (E) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Subsidiaries, as disclosed in the Company Reports, for any material Taxes of the Company or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(ii) Neither the Company nor any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, Contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, Contract, arrangement or commitment.

(iii) None of the Company and its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (C) installment sale or intercompany transaction (as defined in Treasury regulations section 1502-13) made on or prior to the Closing Date.

(iv) Each of the Company and its Subsidiaries has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(v) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group whose common parent is the Company).

(vi) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) Neither the Company nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Subsidiary and any Tax authority.

(viii) The Company has made available to Parent true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for tax years 2000 through 2003.

(ix) There is no contract or agreement, plan or arrangement by the Company or its Subsidiaries covering any Person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company Reports or as may arise as a result of the Merger.

(x) Neither the Company nor any of its Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xi) The Company and its Subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A). No IRS Form 8886 has been filed with respect to any Company or any Subsidiary.

(xii) Neither the Company nor any of its Subsidiaries or affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger and the Subsequent Merger, taken together, from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

(xiii) As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters. Except as set forth on Section 5.1(o) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2004 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except for those that, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(p) Intellectual Property. Except as set forth on Section 5.1(p) of the Company Disclosure Schedules or as disclosed in the Company Reports:

(i) The Company and each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use and enforce all Company Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. “Company Intellectual Property Rights” shall mean all patents, patent applications, trademarks, trade names, service marks, brand names, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries’ businesses.

(ii) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, (A) to the Company’s knowledge, the use of any Company Intellectual Property Rights by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with, or constitute an appropriation of any right, title, interest or goodwill, including any valid patent, trademark, trade name, service mark or copyright or other intellectual property right of any other Person and (B) except with respect to ANDAs filed in the

United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither the Company nor any of its Subsidiaries has received written notice of any claim or otherwise has knowledge that any Company Intellectual Property Right is invalid or conflicts with any such asserted right of any other Person.

(q) Title to Properties. Except as set forth in the Company Reports or on Section 5.1(q) of the Company Disclosure Schedules, the Company and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, “Liens”), except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. All leases pursuant to which the Company and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

(r) Material Contracts. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim that it has breached any of the terms and conditions of any Contract to which it is a party or by which it is bound in such a manner as, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect. Each Contract to which the Company or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is valid and in full force and effect, binding upon the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, except where the failure to be valid and in full force and effect or not binding, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(s) Product Liability. Except as disclosed in the Company Reports, (i) no product liability claims have been asserted in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries, except for claims that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. There is no material judgment, order or decree outstanding against the Company or any of its Subsidiaries relating to product liability claims or assessments.

(t) Insurance. The Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies and bonds except for failures to so comply that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(u) Vote Required. The approval of the majority of the shares of Company Common Stock outstanding on the record date for such vote (the “Company Requisite Vote”) is the only vote of any class or series of the capital stock of the Company required to approve this Agreement and the transactions contemplated hereby.

(v) Transactions with Affiliates. Except as disclosed on Section 5.1(v) of the Company Disclosure Schedules, or in the Company Reports, no present or former affiliate of the Company has, or since December 31, 2002 has had, (i) any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of its Subsidiaries, (ii) has had material business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of its Subsidiaries) or (iii) any material equity interest or any other material financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries.

(w) Brokers and Finders. Except for UBS Securities LLC, neither the Company nor any of its officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby.

(x) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to holders of shares of Company Common Stock.

(y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

5.2 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent, Merger Sub, Sister Subsidiary and the Parent’s Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent, Merger Sub, Sister Subsidiary and the Parent’s Significant Subsidiaries has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the Memorandum of Association and Articles of Association of Parent, the articles of incorporation and by-laws of Merger Sub and Sister Subsidiary, each as amended through the date hereof and as in full force and effect on the date hereof.

As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in Law, U.S. GAAP or interpretations thereof, (ii) general changes in economic or business conditions or general changes in the securities markets, (iii) changes in conditions generally affecting the generic pharmaceutical industry or the pharmaceutical industry, or (iv) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or any action taken pursuant to this Agreement or at the request of the Company, shall not be considered when determining if a Parent Material Adverse Effect has occurred, except in the case of clauses (i), (ii) or (iii) for such effects which have a materially disproportionate impact on Parent and its Subsidiaries taken as a whole, relative to other companies in the pharmaceutical industry.

(b) Capital Structure. As of June 30, 2005, the authorized share capital of Parent consists of 999,575,693 ordinary shares, 424,247 class “A” ordinary shares and 60 deferred shares, of which 604,055,917 Parent Ordinary Shares were outstanding as of the close of business on June 30, 2005. Parent has submitted to its stockholders, at a stockholder meeting scheduled to be held by July 27, 2005, inter alia, a proposal to increase the number of authorized ordinary shares of Parent to a total of 1,499,575,693 ordinary shares. One Parent ADS represents one Parent Ordinary Share. All of the issued and outstanding Parent Ordinary Shares and Parent ADSs have been, and all Parent ADSs representing Parent Ordinary Shares which are to be issued pursuant to the Merger have been duly authorized and will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable and are not subject to any preemptive or similar right. Each of the outstanding shares of capital stock, ownership interests, or other securities of each of the Parent’s Significant Subsidiaries, Merger Sub and Sister Subsidiary is duly authorized, validly issued, fully paid and nonassessable and is owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except pursuant to Parent’s stock plans (collectively, the “Parent Stock Plans”), as set forth on Section 5.2(b) of the Parent Disclosure Schedules, and except as otherwise set forth on Section 5.2(b) of the Parent Disclosure Schedules, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock, ownership interests or other securities of Parent or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Significant Subsidiaries, and so securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth on Section 5.2(b) of the Parent Disclosure Schedules, Parent does not have outstanding any Voting Debt.

(c) Corporate Authority.

(i) Each of Parent, Merger Sub and Sister Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to receipt of the Parent Requisite Vote and the Parent Required Statutory Approvals. This Agreement has been duly executed and delivered by Parent, Merger Sub and Sister Subsidiary and, assuming due authorization, execution and delivery by the Company, is a valid and legally binding agreement of Parent, Merger Sub and Sister Subsidiary, enforceable against each of Parent, Merger Sub and Sister Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Boards of Directors of Parent and Merger Sub have approved and adopted this Agreement and the Merger and the other transactions set forth herein. The Board of Directors of Sister Subsidiary has approved and adopted this Agreement and the Subsequent Merger and the other transactions set forth herein. The Board of Directors of Parent has determined to recommend and shall recommend that the stockholders of Parent approve the Parent Share Issuance.

(d) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2 and (B) required to be made under the HSR Act, the EC Merger Regulation, the Securities Act and the Exchange Act and state securities and “blue sky” laws (including, without limitation, the filing of a Registration Statement on Form F-6 with respect to the Parent ADRs to be issued in connection with the Merger), (C) required to be made with the Israeli Securities Authority (“ISA”), (D) required to be made with the Tel Aviv Stock Exchange Ltd. (“TASE”), (E) required to be made with The Nasdaq Stock Market, Inc. (“Nasdaq”), and (F) required under the Foreign Antitrust Filings and the Other Governmental Filings (items (B) through (F) (inclusive), the “Parent Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for those notices, reports, registrations or other filings that the failure to make or obtain would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) breach or violation of, or a default under, either the Memorandum of Association or Articles of Association of Parent or the articles of incorporation or by-laws of Merger Sub, or similar governing documents of any of Parent’s Significant Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent, Merger Sub or any of Parent’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract binding upon Parent, Merger Sub or any of Parent’s Significant Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent, Merger Sub or any of Parent’s Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably expected to have, either individually or in the aggregate a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(e) Parent Reports; Financial Statements.

(i) The filings required to be made by Parent and, to the extent applicable, its Subsidiaries since December 31, 2001 under the Securities Act and the Exchange Act have been filed with the SEC, including all forms, registration, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder (collectively, including any amendments of any such reports filed with or furnished to the SEC by Parent prior to the date hereof, the “Parent Reports”). Parent has made available to the Company (A) each Parent Report filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since December 31, 2001, and prior to the date hereof, each, in all material respects, in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act or the Exchange Act, as the case may be and (B) each of Parent’s press releases released to the public since January 1, 2004. None of the Parent Reports (in the case of Parent Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Parent Reports (in the case of Parent Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to stockholders, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent Reports (in the case of Parent Reports issued to the public as press releases) as of their respective release dates, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements of the Parent and its Subsidiaries included in such Parent Reports complied, as of the effective file or release dates thereof, as applicable, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and of consolidated statements of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes, similar presentation items and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein. Any material change by Parent in the accounting principles, practices or methods used in such financial statements of Parent and its Subsidiaries included in the Parent Reports has been appropriately disclosed in such financial statements. Parent’s disclosure controls and procedures (as defined in sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes Oxley Act; and Parent has designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under its supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Parent qualifies as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

(f) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) any Registration Statement or any amendment or supplement thereto will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. When filed, the Registration Statements will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any Registration Statement.

(g) No Undisclosed Material Liabilities. Except as set forth on Section 5.2(g) of the Parent Disclosure Schedules, there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be set forth in the Parent’s balance sheet under U.S. GAAP or the notes thereto, other than: (i) liabilities or obligations disclosed and provided for in the Parent balance sheet as of December 31, 2004 included in the Parent Reports or in the notes thereto or in the Parent Reports filed prior to the date hereof; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Audit Date; (iii) liabilities and obligations under Contracts in effect as of the date hereof not in violation of the terms of this Agreement; and (iv) liabilities or obligations that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) Absence of Certain Changes. Except as described in the Parent Reports or as set forth on Section 5.2(h) of the Parent Disclosure Schedules, since the Audit Date, except as expressly contemplated by this Agreement, Parent and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of Parent and its Subsidiaries that has had or would be reasonably expected to have a Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent or any repurchase, redemption or other acquisition by Parent or any Subsidiary of any securities of Parent other than regular quarterly dividends on shares of Parent capital stock in the ordinary course (including, in the case of Parent Ordinary Shares, any periodic increase thereon consistent with past practice) or (iii) any change by Parent in accounting principles, practices or methods which is not required or permitted by U.S. GAAP. Since the Audit Date and through the date hereof, except as provided for herein, there has not been any material increase in the compensation payable or that could become payable by Parent or any of its Significant Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.

(i) Litigation. Except as described in the Parent Reports or as set forth on Section 5.2(i) of the Parent Disclosure Schedules, there are no Litigation Claims pending or, to the knowledge of Parent threatened against Parent or any of its Subsidiaries, except for those that would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director or executive officer of Parent or any of its Subsidiaries.

(j) Employee Benefits.

(i) Parent has made available to the Company prior to the date hereof a copy of all material Compensation and Benefit Plans of Parent and its Significant Subsidiaries (the “Parent Compensation and Benefit Plans”).

(ii) All Parent Compensation and Benefit Plans, to the extent subject to ERISA and the Code are in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Law. Each Parent Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in penalties or fines to Parent or any of its Subsidiaries related to the loss of qualifications. There is no material pending or, to the knowledge of Parent, threatened litigation or other governmental proceeding relating to Parent Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate. Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Parent Pension Plan or by any ERISA Affiliate within the twelve (12) month period ending on the date hereof.

(iv) All contributions required to be made under the terms of any Parent Compensation and Benefit Plan subject to United States law have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent Reports. Neither any Parent Pension Plan nor any single-employer plan subject to United States Law of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no U.S. ERISA Affiliate has an outstanding funding waiver. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan subject to United States law or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Neither Parent nor its Subsidiaries has any material obligations for, or liabilities with respect to, retiree health and life benefits under any Parent Compensation and Benefit Plan subject to United States law, except for benefits required to be provided under Section 4980B of the Code or any other applicable law requiring continuation of health coverage.

(vi) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Compensation and Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Parent or any of its Subsidiaries.

(vii) With respect to each Parent Compensation and Benefit Plan not subject to United States law (a “Parent Foreign Benefit Plan”): (A) each Parent Foreign Benefit Plan is in material compliance with applicable Law; (B) each Parent Foreign Benefit Plan required to be registered with a regulatory agency or authority has been registered and has been maintained in good standing with such agency or authority, and (C) as of the Effective Time, the fair market value of the assets of each Parent Foreign Benefit Plan is sufficient to provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Parent Foreign Benefit Plan.

(viii) Notwithstanding anything to the contrary contained in this Section 5.2(j), the representations and warranties contained in this Section 5.2(j) shall be deemed to be true and correct unless such failures to be true and correct are reasonably likely to have a Parent Material Adverse Effect.

(k) Material Compliance with Laws. The business of Parent and its Subsidiaries is being conducted in material compliance with the pertinent Laws of Governmental Entities, including without limitation, the laws enforced and regulations issued by the FDA, the DEA, the HHS, the CMS and OIG, including without limitation the anti-kickback law (Social Security Act § 1128B(b)) and analogous laws of the various states, the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, and the laws precluding off-label marketing of drugs, except for violations and alleged violations that are described in the Parent Reports or would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is debarred under the Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or, to the best of Parent’s knowledge, has engaged in any activity that would reasonably be expected to lead to debarment. Except as described in the Parent Reports or for ongoing inspections of Parent’s and its Subsidiaries’ manufacturing facilities and product applications, which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, no investigation or review, other than routine inspections by the FDA, by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent and each of its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Neither Parent, any of its Subsidiaries nor, to the knowledge of Parent, any of the vendors or suppliers of Parent or any of its Subsidiaries have been excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency. To the extent matters relating to Parent’s and its Subsidiaries’ compliance with any Laws, including with respect to Environmental Laws, are more specifically covered elsewhere in this Section 5.2, the provisions of this Section 5.2(k) shall not apply.

(l) Environmental Matters. Except as set forth in the Parent Reports or on Section 5.2(l) of the Parent Disclosure Schedules and except for such matters that would not, either individually or in the aggregate, be reasonably expected to cause a Parent Material Adverse Effect: (i) the operations of Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) each of Parent and each of its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the properties and business of Parent and its Subsidiaries; (iii) neither Parent nor any of its Subsidiaries has received any written environmental claim, notice or request for information concerning any violation or alleged violation of any applicable Environmental Law, nor, to Parent’s knowledge, is there any existing factual or legal basis for any such claim, notice or request for information; (iv) neither Parent nor any of its Subsidiaries has any knowledge of a release or threat of release of any Hazardous Substances in violation of Environmental Law which would reasonably be expected to result in liability to Parent or any of its Subsidiaries at any of its or its Subsidiaries’ current or former properties or at any other property arising from its or any of its Subsidiaries’ current or former operations; (v) to Parent’s knowledge, there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by Parent or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of Parent or any of its Subsidiaries under any applicable Environmental Law; and (vi) to Parent’s knowledge, no Lien has been placed upon any of Parent’s or its Subsidiaries’ properties (whether owned, leased or managed) under any Environmental Law.

Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.2(k)), the representations and warranties of the Company in this Section 5.2(l) constitute the sole representations and warranties of Parent with respect to any Environmental Law or Hazardous Substance.

(m) Tax Matters.

(i) Parent and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (B) (1) have timely paid all Taxes that are shown as due on such filed Tax Returns, except with respect to matters contested in good faith and (2) no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (C) with respect to all material Tax Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (D) as of the date hereof, do not have any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing;

(ii) Neither Parent nor any of its Subsidiaries or affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger and the Subsequent Merger, taken together, from qualifying as a 368 Reorganization;

(iii) On the basis of facts presently known, Parent does not expect to be a passive foreign investment company, as defined in Section 1297(a) of the Code (a “PFIC”) for its taxable year in which the Closing Date occurs and does not expect to become a PFIC for any subsequent taxable year; and

(iv) Parent will satisfy the “active trade or business test”, as defined in Treasury Regulation Section 1.367(a)-3(c)(3).

(n) Labor Matters. Neither Parent nor any of its Subsidiaries is the subject of any material proceeding asserting that Parent or any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2004 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Parent or any of its Subsidiaries, except for those that, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(o) Intellectual Property. Except as set forth on Section 5.2(o) of the Parent Disclosure Schedules or as disclosed in the Parent Reports,

(i) Parent and each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use and enforce all Parent Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect. “Parent Intellectual Property Rights” shall mean all patents, patent applications, trademarks, trade names, service marks, brand names, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries’ businesses.

(ii) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect, (A) to Parent’s knowledge, the use or practice of any of Parent Intellectual Property Rights by Parent or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, copyright or other intellectual property right of any other Person and (B) except with respect to ANDAs filed in the United States under paragraph IV of the Hatch-Waxman

Act or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither Parent nor any of its Subsidiaries has received written notice of any claim or otherwise has knowledge that any Parent Intellectual Property Right is invalid or conflicts with any such asserted right of any other Person.

(p) Title to Properties. Except as described in the Parent Reports, Parent and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All leases pursuant to which Parent and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing default or event of default of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(q) Material Contracts. Neither Parent nor any of its Subsidiaries has breached, or received in writing any claim that it has breached any of the terms and conditions of any Contract to which it is a party or by which it is bound in such a manner as, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Each Contract to which Parent or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is valid and in full force and effect, binding upon Parent or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, except where the failure to be valid and in full force and effect or not binding, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(r) Product Liability. Except as disclosed in the Parent Reports, (i) no product liability claims have been asserted in writing against Parent or any of its Subsidiaries or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by Parent or any of its Subsidiaries, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect and (ii) there is no judgment, order or decree outstanding against Parent or any of its Subsidiaries relating to product liability claims or assessments.

(s) Insurance. Parent maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of Parent and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and Parent and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies and bonds except for failures to so comply that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(t) No Business Activities. Neither Merger Sub nor Sister Subsidiary is a party to any material agreement or has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Neither Merger Sub nor Sister Subsidiary has any Subsidiaries.

(u) Vote Required. The affirmative vote in favor of the Parent Share Issuance by a majority of the Parent Ordinary Shares participating in person or by proxy at the Parent Stockholders Meeting (the “Parent Requisite Vote”) is the only vote of any class or series of the capital stock of Parent required to approve such issuance.

(v) Transactions with Affiliates. Except as disclosed on Section 5.2(v) of the Parent Disclosure Schedules or in the Parent Reports, no present or former affiliate of Parent has, or since December 31, 2002 has had, (i) any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of Parent or any of its Subsidiaries, (ii) has had material business dealings or a material financial interest in any transaction with Parent or any of its Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of Parent or any of its Subsidiaries) or (iii) any material equity interest or any other material financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Parent or any of its Subsidiaries.

(w) Brokers and Finders. Except for Lehman Brothers Inc. and Credit Suisse First Boston LLC, the fees, commissions and expenses of which will be paid by Parent, neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger, this Agreement, the Stockholders Agreement and the other transactions contemplated hereby and thereby.

(x) Opinions of Financial Advisors. The Board of Directors of Parent has received the opinion of each of Lehman Brothers Inc. and Credit Suisse First Boston LLC to the effect that, as of the date of each such opinion, and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Parent.

(y) Financial Capability. Parent has the financial capacity to perform and to cause Merger Sub or the Surviving Corporation to perform its obligations under this Agreement, and Parent has currently available cash or cash equivalents that, together with committed lines of credit, are sufficient to permit Parent to fund the Cash Consideration set forth in Article III and any other amounts payable by Parent, Merger Sub or the Surviving Corporation contemplated by this Agreement.

(z) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.2, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Covenants of the Company. The Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or to the extent Parent shall otherwise consent in writing, which decision regarding consent shall not be unreasonably withheld, conditioned or delayed:

(a) the Company shall conduct its business only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Subsidiaries currently operates;

(b) the Company shall not (i) amend its articles of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement or by the Stockholders Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary) or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the purpose of funding or providing benefits under Company Stock Option Plans or as may be required under the Indentures or the FGIT Warrant);

(c) neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than shares of Company Common Stock issuable pursuant to (i) options (whether or not vested) outstanding on the date hereof under the Company Stock Option Plans, (ii) the Convertible Notes or (iii) the FGIT Warrant), provided that the Company shall be permitted to grant options to purchase Company Common Stock under the Company Stock Option Plans or comparable plan or arrangement to Affected Employees (other than the officers of the Company listed on Schedule 5.1(j) of the Company Disclosure Schedules) in an aggregate amount of up to 1,000,000 options, provided, further that, (1) the Company consult with Parent regarding the recipients and amount of such grants, (2) such grants shall not contain provisions for the acceleration or vesting of benefits upon a change of control, (3) such grants shall otherwise be made at the times and in the amounts consistent with past practice and (4) at Parent’s option, in lieu of such grants, the Company may make cash payments with the same Black-Scholes valuation as such stock options;

(d) neither the Company nor any of its Subsidiaries shall, other than in the ordinary and usual course of business and other than transactions not in excess of $20,000,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries);

(e) neither the Company nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $20,000,000 in the aggregate in any calendar year, except for acquisitions mandated by binding legal commitments existing on the date hereof;

(f) except as disclosed in Section 6.1(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries shall, other than in the ordinary and usual course of business, (i) to the extent commercially reasonable, modify, amend, or terminate any Contract that is material to the Company and its Subsidiaries taken as a whole, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of the Company, or any of its Subsidiaries thereunder), right or claim, except in exchange for something of similar value or benefit, or (iii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries (other than indebtedness owing by the Company or any of its Subsidiaries);

(g) neither the Company nor any of its Subsidiaries shall (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization, other than with respect to an immaterial Subsidiary or the consolidation of operating Subsidiaries, or (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business;

(h) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Company Compensation and Benefit Plans, or increase the salary, wage, bonus or other compensation of any employees except for (i) increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases), (ii) annual reestablishment of Company Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of such party and its Subsidiaries, (iii) actions necessary to satisfy existing contractual obligations under Company Compensation and Benefit Plans or agreements existing as of the date hereof or (iv) amending the Company’s 1999 Employee Stock Purchase Plan to provide that the sale or transfer of shares of Company Common Stock acquired under such plan in exchange for the Merger Consideration shall not be deemed a sale or transfer in violation of Section 20 of such plan; provided that the Company shall be permitted to grant options to purchase Company Common Stock under the Company Stock Option Plans or comparable plan or arrangement to Affected Employees (other than the officers of the Company listed on Schedule 5.1(j) of the Company Disclosure Schedules) in an aggregate amount of up to 1,000,000 options, provided, further that, (1) the Company consult with Parent regarding the recipients and amount of such grants, (2) such grants shall not contain provisions for the acceleration or vesting of benefits upon a change of control, (3) such grants shall otherwise be made at the times and in the amounts consistent with past practice and (4) at Parent’s option, in lieu of such grants, the Company may make cash payments with the same Black-Scholes valuation as such stock options;

(i) the Company shall, and shall cause its Subsidiaries to maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party and its Subsidiaries in the ordinary course of business consistent with past practice;

(j) except in the ordinary and usual course of business or as may be required by applicable Law and except to the extent required by U.S. GAAP as advised by such party’s regular independent accountants, neither the Company nor any of its Subsidiaries shall change any material accounting principle, practice or method in a manner that is inconsistent with past practice;

(k) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would reasonably be expected to (a) result in any representation or warranty of such party set forth in this Agreement that is qualified by materiality or Material Adverse Effect becoming untrue, (b) result in any such representation or warranty that is not so qualified becoming untrue in any material respect, (c) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or (d) otherwise prevent or materially impair or delay the ability of such party to consummate the transactions on the terms contemplated by this Agreement;

(l) the Company and each of its Subsidiaries shall (i) file all material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) timely pay all taxes due and payable as shown in the respective Tax Returns that are so filed and, as of the time of filing, the Tax Returns will be based on tax positions that have substantial support, and (iii) promptly notify Parent of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision that would reasonably be expected to have a Company Material Adverse Effect on the Tax liabilities or other Tax attributes of the Company or its Subsidiaries;

(m) neither the Company nor any of its Subsidiaries shall make any Tax election or settle or compromise any material Tax liability;

(n) The Company shall not redeem the Rights outstanding under the Rights Agreement, or amend, modify or terminate the Rights Agreement or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to render the Rights inapplicable to the execution, delivery and performance of this Agreement, the Stockholders Agreement and the Merger; provided that the foregoing shall not apply to any such actions that are taken in connection with entering into an Acquisition Proposal to the extent permitted by Section 7.2;

(o) neither the Company nor any of its Subsidiaries will enter into any Contract that purports to limit or prohibit in any respect the Company or any of its affiliates (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person, except such a Contract that does not bind any affiliates of the Company (other than its Subsidiaries) and is either (x) immaterial in amount and effect or (y)(i) is entered into in the ordinary course of business, and (ii) is able to be terminated by the Company or its Subsidiaries without penalty, or otherwise expires on its terms, within two years of the date hereof;

(p) neither the Company nor any of its Subsidiaries shall consent to a settlement of, or the entry of any judgment arising from, any Litigation Claim, if such settlement or judgment (i) requires from the Company or any of its Subsidiaries a payment in an amount in excess of $10 million or (ii) limits or prohibits in any respect the Company or any of its Subsidiaries (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person; and

(q) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.2 Covenants of Parent. Parent covenants and agrees as to itself and its Subsidiaries (as applicable) that, from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, except as described in Section 6.2 of the Parent Disclosure Schedules, as required by Law or to the extent the Company shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practicable:

(a) Parent shall conduct its business only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Significant Subsidiaries currently operates;

(b) Parent shall not (i) amend its Memorandum or Articles of Association or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock without adjusting the Merger Consideration pursuant to Section 3.3; or (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary and other than the declaration and payment of regular quarterly dividends consistent with past practice);

(c) Parent shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of such party or any of its Significant Subsidiaries;

(d) Parent shall not, nor shall it permit any of its Subsidiaries to, take any action that would reasonably be expected to (a) result in any representation or warranty of such party set forth in this Agreement that are qualified by materiality or Material Adverse Effect becoming untrue, (b) result in any such representations and warranties that are not so qualified becoming untrue in any material respect, (c) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or (d) otherwise prevent or materially impair or delay the ability of such party to consummate the transactions on the terms contemplated by this Agreement;

(e) Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party and its Subsidiaries in the ordinary course of business consistent with past practice; and

(f) Neither Parent nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access. The Company and Parent agree that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and Litigation Claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub in this Agreement; provided that the parties hereto shall not be required to provide information (i) in breach of applicable Law or (ii) that is subject to confidentiality obligations. All requests for information made pursuant to this Section 7.1 shall be directed to an executive officer of Parent or the Company, as applicable, or its financial advisor or such other Person as may be designated by either of its executive officers. All such information shall be governed by the terms of the Confidentiality Agreement.

7.2 Acquisition Proposals. The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any of its or their officers or directors (collectively, the “Company Internal Representatives”) to and shall not authorize and shall use reasonable best efforts to cause the other employees, agents and representatives (including accountants, attorneys and investment bankers) of the Company or any of its Subsidiaries (collectively, the “Company Other Representatives” and collectively with the Company Internal Representatives, the “Representatives”) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of the assets or equity securities of the Company or any of its Subsidiaries, in each case comprising 15% or more in value of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (iii) any purchase or sale of, or tender offer or exchange offer for, fifteen percent (15%) or more of the outstanding shares of Company Common Stock (any such proposal or offer (other than a proposal or offer by Parent) being hereinafter referred to as an “Acquisition Proposal”). The Company shall not, nor shall it permit or authorize any of the Company Internal Representatives and shall not authorize and shall use reasonable best efforts to cause the Company Other Representatives not to, directly or indirectly, (a) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions (other than discussions that only refer to this Section and the Company’s agreement not to engage in further discussions) with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement or accept an Acquisition Proposal, (b) withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, (c) approve, recommend, endorse or resolve to approve, recommend or endorse an Acquisition Proposal or (d) enter into any letter of intent or similar document contemplating, or enter into any agreement (other than a confidentiality agreement entered into in accordance with clause (A) below or a joint defense agreement with a party that has entered into such a confidentiality agreement) with respect to, an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company or its Representatives from (A) furnishing information to a third party in response to an unsolicited bona fide written Acquisition Proposal by such third party pursuant to a confidentiality agreement which may include changes necessary in order to allow the Company to be able to comply with this Agreement but with terms and conditions at least as stringent as the conditions set forth in the Confidentiality Agreement (provided that such confidentiality agreement may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), concerning the Company and its business, properties or assets, (B) engaging in discussions or negotiations with such third party, (C) following receipt of a bona fide unsolicited written Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, (D) following receipt of a bona fide unsolicited written Acquisition Proposal, recommending such an Acquisition Proposal to its stockholders or adopting an agreement relating to such Acquisition Proposal, (E) following receipt of a bona fide unsolicited written Acquisition Proposal, failing to make or withdrawing or modifying its recommendation or declaration of advisability of the Merger or adoption of this Agreement, (F) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction and/or (G) making any disclosure or filing, in its reasonable judgment after receiving advice from outside counsel, that is required by Law (including, without limitation, the FBCA and the rules and regulations promulgated under the federal securities laws stock exchange rules or the rules, regulations, order or request of any Governmental Entity (including the SEC)), provided, however, that in respect of this clause (G), in no event shall the Board of Directors of the Company or its Representatives fail to make, withdraw or modify its recommendation or declaration of advisability of the Merger or adoption of this Agreement, except pursuant to clause (E) above; but in each case referred to in the foregoing clauses (A) through (E) only if (i) the Company Requisite Vote has not been obtained, (ii) such third party has submitted a Superior Proposal which is pending at the time the Company determines to take such action or, in the cases of action pursuant to clauses (A) and (B), the Board of Directors of the Company shall have concluded in good faith that such bona fide unsolicited written Acquisition Proposal is reasonably likely to result in a Superior Proposal, and (iii) the Company Board of Directors determines in good faith, after receiving advice from outside counsel, that such action is required to discharge the Company Board of Director’s fiduciary duties to the Company’s stockholders under Florida Law; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (D) and (E) above, until at least three (3) Business Days shall have passed following Parent’s receipt of written notice from the Company advising Parent that the Company Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and Parent does not make an offer that the Company Board of Directors shall have concluded in its good faith judgment, after consultation with its financial advisor and outside counsel, is as favorable (taking into account the termination fee payable hereunder) to the Company’s stockholders as such Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this paragraph by any Company Internal Representative or any of the Company’s accountants, attorneys or investment bankers, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 7.2 by the Company.

The Company will promptly (and in any event within one day) notify Parent in writing, of the existence of any material proposal, material discussion, material negotiation or material inquiry received by the Company with respect to any Acquisition Proposal, and the Company will immediately communicate to Parent the material terms of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public material information concerning the Company provided to any other Person that was not previously provided to Parent. The Company will keep Parent reasonably informed of the status and details of any such Acquisition Proposal (including modifications or proposed modifications thereto).

Without prejudice to any actions permitted to be taken by the Company pursuant to the first paragraph of this Section 7.2, the Company agrees that it will, and will cause the Company Internal Representatives and will use reasonable best efforts to cause the Company Other Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. In addition, the Company shall promptly request that each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company in accordance with such confidentiality agreement. The Company shall not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken by the Company in this Section 7.2.

Without limiting the provisions of this Section 7.2, nothing in this Section 7.2 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article IX hereof) or (y) affect any other obligation of the Company under this Agreement. Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 7.2 and Section 9.5(b) and make a copy of this Section 7.2 and Section 9.5(b) available to a third party.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal to acquire, directly or indirectly, for consideration consisting solely of cash and/or marketable securities, fifty percent (50%) or more of the Company Common Stock then outstanding or a majority of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, and otherwise on terms which the Company Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, (i) to be more favorable from a financial point of view to the Company’s stockholders than the Merger (after considering the views of the Company’s financial advisor), (ii) is fully financed or for which financing is committed by a nationally or internationally recognized financial institution (including investment banking or private equity firms) pursuant to a binding agreement or a customary commitment letter, in either case, subject to standard financing conditions, and (iii) which, in the good faith reasonable judgment of the Company Board of Directors, is reasonably capable of being consummated without unreasonable delay, taking into account all legal, financial, regulatory and other aspects of the proposal.

7.3 Stockholders Meetings.

(a) Subject to the fiduciary duties of the Company’s Board of Directors under applicable Law and its rights and obligations under Section 7.2, in each case, as determined by the Board in accordance with this Agreement, the Company will take, in accordance with applicable Law and its restated articles of incorporation and by-laws, all action necessary to convene a meeting of holders of shares of Company Common Stock (the “Company Stockholders Meeting”) as promptly as practicable after the Joint Proxy Statement/Prospectus is mailed to its stockholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to fiduciary obligations under applicable Law and its rights and obligations under Section 7.2 in each case as determined by the Board of Directors of the Company in accordance with this Agreement, the Company’s Board of Directors shall recommend such approval and take all lawful action to solicit such approval.

(b) Parent will take, in accordance with applicable Law and its Memorandum of Association and Articles of Association, all action necessary to convene a meeting of holders of Ordinary Shares (the “Parent Stockholders Meeting”) as promptly as practicable after the Joint Proxy Statement/Prospectus is mailed to its stockholders to consider and vote upon (i) the approval of the Parent Share Issuance and (ii) the election, effective substantially simultaneously with the Closing, of Dr. Phillip Frost as a member the Board of Directors of Parent. Parent’s Board of Directors shall recommend such approval and take all lawful action to solicit such approval.

7.4 Filings; Other Actions; Notification. (a) Each party hereto shall file or cause to be filed (i) with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and with the European Commission any notifications required to be filed under the EC Merger Regulation and (ii) the appropriate Governmental Entity each of the Foreign Antitrust Filings and Other Governmental Filings, in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby and by the Stockholders Agreement. Each party hereto will use reasonable best efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by any such agency.

(b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby and by the Stockholders Agreement as soon as practicable, including without limitation (i) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all Company Required Statutory Approvals or Parent Required Statutory Approvals, as the case may be, and all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party in order to consummate the Merger or any of the other transactions contemplated hereby and by the Stockholders Agreement, including with or from any works counsel, labor union or similar entity or governing body and, (ii) in the case of the Company and in connection with any contemplated Divestiture, if any, providing to any third party who has entered into a confidentiality agreement with the same terms and conditions as the terms and conditions set forth in the Confidentiality Agreement, such information concerning, and access to, the Company and its business, properties or assets as may reasonably be requested by Parent. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Parent and the Company shall use commercially reasonable efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby and by the Stockholders Agreement. In connection with such collaboration, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Subject to applicable Laws and the preservation of any applicable attorney-client privilege, the Company and Parent each shall, upon request by the other, use commercially reasonable efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any contemplated Divestiture, the Joint Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby and by the Stockholders Agreement.

(d) Subject to any confidentiality obligations and the preservation of any attorney-client privilege, the Company and Parent each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and by the Stockholders Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated hereby and by the Stockholders Agreement.

(e) Subject to the fiduciary duties of the Company’s Board of Directors under the FBCA and its rights and obligations under Section 7.2, in each case as determined by the Board of Directors of the Company and subject to Sections 7.4(b) and 7.4(f), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) In furtherance and not in limitation of the covenants of the parties contained in paragraph (a)-(e) of this Section 7.4, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law (as defined below) or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, which efforts shall include, without limitation, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate, divest or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate, divestiture or other disposition of, any of its assets or the assets of its Subsidiaries (collectively, “Divestitures”) or the conducting of its business in a manner which would resolve such objections or suits; provided, that, any such Divestiture by the Company or any of its Subsidiaries may, at the Company’s option, be conditioned upon and effective as of the Effective Time and shall not affect the other terms or conditions hereunder. Without limitation to the terms of Sections 7.4(b) and (c), to the extent permitted by applicable Law, Parent shall keep the Company apprised of material communications regarding proposed remedies to any objections that may be expressed by the FTC, the Justice Department or comparable foreign Governmental Entities and will consult with the Company and give due consideration to its views with respect to any possible Divestiture plans; provided, however, that following the date hereof, Parent shall have the sole and exclusive right, to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Parent, the Company, or their respective Subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any action as may be required to resolve such objections or suits. Notwithstanding the foregoing, in no event shall any of Parent, Merger Sub, the Company or their respective Affiliates be required to take or agree to take any such action, that, individually or together with any other such actions, would reasonably be expected to have (i) a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries taken as a whole, (ii) a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries taken as a whole, or (iii) a material adverse effect on the combined financial condition, business, assets, prospects or results of operations of Parent, the Company and their Subsidiaries taken as a whole. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the period contemplated by Section 9.2(a) of this Agreement. “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

7.5 Joint Proxy Statement/Prospectus; F-4 Registration Statement.

(a) As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the joint proxy statement/prospectus relating to the Merger (the “Joint Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC the F-4 Registration Statement (in which the Joint Proxy Statement/Prospectus shall be included) covering the Parent ADSs to be issued in the Merger. In connection with the Joint Proxy Statement/Prospectus, counsel to the Company and counsel to Parent shall each provide their opinion with respect to the tax disclosure contained therein for filing as exhibits to the F-4 Registration Statement. At or prior to the filing with the SEC of the

Joint Proxy Statement/Prospectus, the Company and Parent shall provide such counsel such tax representation letters as may be reasonably requested. Each of Parent and the Company shall use all reasonable best efforts to cause such F-4 Registration Statement to become effective under the Securities Act as soon as practicable after the date of such filing and to keep the F-4 Registration Statement effective as long as is necessary to consummate the Merger. The Joint Proxy Statement/Prospectus shall include (i) the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation as permitted by Section 7.2, (ii) the recommendation of the Board of Directors of Parent in favor of the approval of the Company Share Issuance and (iii) the opinion of UBS Securities LLC referred to in Section 5.1(x) of this Agreement. Each of Parent and the Company shall use all reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the holders of Company Common Stock as promptly as practicable after the F-4 Registration Statement becomes effective and, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies. Parent and the Company shall promptly provide to each other (x) notice of any oral comments to the Joint Proxy Statement/Prospectus or the F-4 Registration Statement received from the SEC and (y) copies of any written comments to the Joint Proxy Statement/Prospectus and the F-4 Registration Statement received from the SEC, and in each case shall consult with each other in connection with the preparation of written responses and to such comments.

(b) Parent shall make, and the Company shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and all applicable Israeli securities laws and regulation and United States state securities and “blue sky” laws. Each party shall advise the other, promptly after receipt of notice thereof, of the time of the effectiveness of the F-4 Registration Statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any SEC request for an amendment to the Joint Proxy Statement/Prospectus or the F-4 Registration Statement, SEC comments thereon and each party’s responses thereto or SEC requests for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus or the F-4 Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, Parent or the Company should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the F-4 Registration Statement or the Joint Proxy Statement/Prospectus, so that the documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company.

7.6 Accountants’ Comfort Letters. (a) Parent shall use all reasonable best efforts to cause to be delivered to the Company two letters from Parent’s independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Parent ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

(b) The Company shall use all reasonable best efforts to cause to be delivered to Parent two letters from the Company’s independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Parent ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

7.7 Stock Exchange Listing. Parent shall use all reasonable best efforts to cause the Parent ADSs to be issued in connection with the Merger and the Parent ADSs to be reserved for issuance upon exercise of the Parent Options to be approved for quotation on the Nasdaq National Market System subject to official notice of issuance.

7.8 Affiliate Letters. The Company has delivered to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed, at the time this Agreement is submitted for adoption by the stockholders of the Company, affiliates of the Company under Rule 145 of the Securities Act. The Company shall promptly update such list as necessary to reflect any changes from the date thereof. The Company shall use all commercially reasonable efforts to obtain a written agreement from each Person referred to in Section 3.4 as soon as practicable and, in any event, at least ten (10) days prior to the Effective Time, substantially in the form of Exhibit A hereto.

7.9 Resale Registration Statement. Parent shall use all commercially reasonable efforts to cause a registration statement on Form F-3 or any successor form or, if Form F-3 or any successor form is not then available, to effect a registration of all of the Parent ADSs acquired by Persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act (“Affiliate Stock”), or otherwise to include such Affiliate Stock on the F-4 Registration Statement (the “Resale Registration Statement”) covering all shares of Affiliate Stock, to be filed with the SEC as soon as practicable following the execution of this Agreement and to cause such Registration Statement to become effective prior to or at the Effective Time. Parent shall use all commercially reasonable efforts to keep the Resale Registration Statement effective until the earlier of (a) the date which is two (2) years after the Effective Time, (b) the date on which all Persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act no longer hold any shares of Affiliate Stock and (c) the date all of such shares of Affiliate Stock may be sold within any three month period pursuant to Rule 145.

7.10 Stock Exchange De-listing. The Surviving Corporation shall use all commercially reasonable efforts to cause the shares of Company Common Stock to be removed from listing on the American Stock Exchange, the London Stock Exchange and the Warsaw Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

7.11 Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and by the Stockholders Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system.

7.12 Employee Benefits Matters. (a) Except as otherwise provided in Section 7.13(b), Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the current and former employees of the Company and its Subsidiaries who are receiving benefits under the Company Compensation and Benefit Plans (“Affected Employees”) will continue to be provided with benefits under employee benefit plans that are the same or substantially comparable in the aggregate to, in the sole discretion of Parent, either (i) those currently provided by the Company and its Subsidiaries to such employees as of the Closing Date (other than benefits under any stock option or other equity-based plans) or (ii) those provided by Parent and its Subsidiaries to comparably situated employees from time to time during such two year period.

(b) Following the Effective Time, Parent shall cause service by Affected Employees of the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, determination of benefits, vesting and, solely for purposes of severance and vacation benefits, benefit accruals (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service) under the equity-based plans (now and hereinafter established), compensation and benefit plans, programs, practices and policies of Parent or its Subsidiaries in which the Affected Employees participate.

(c) From and after the Effective Time, Parent shall, with respect to Affected Employees entitled to participate in compensation and benefit plans, policies, programs or practices of Parent or its Subsidiaries subject to United States law (the “Benefit Plans”), (i) cause to be waived any pre-existing condition limitations and any waiting period limitations under welfare benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Benefit Plans provided by Parent and its Subsidiaries.

(d) Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees and directors under the Company Compensation and Benefit Plans. Parent shall cause the Surviving Corporation to assume the obligations under the employment agreements and change of control agreements to which the Company is a party at the Effective Time as required by such agreements.

(e) As promptly as practicable after the date hereof, Parent and the Company shall cooperate in preparing a mutually acceptable retention plan in order to provide additional incentive payments for certain Affected Employees to encourage continued service for the period beginning on the date hereof and ending on the first anniversary of the Effective Time.

7.13 Affected Employees. Any employee whose employment is terminated or job is eliminated by Parent, the Surviving Corporation or any of their respective Subsidiaries shall be entitled to participate in any employment placement programs offered by Parent, the Surviving Corporation or any of their respective Subsidiaries at such employee’s local level. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Corporation and their respective Subsidiaries shall be done in all material respects in accordance with all applicable collective bargaining agreements, and all Laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local Law.

Until the second anniversary of the Effective Time, Parent shall offer the Affected Employees, other than those terminated for cause, severance benefits equivalent to the greater of the severance benefits practices prior to the date hereof under the severance plans, policies and programs maintained in the jurisdiction where such Affected Employee is employed (i) by the Company or its Subsidiaries or (ii) by Parent or its Subsidiaries; provided, that any executive officer of the Company that, as of the date of this Agreement, has an employment agreement with the Company that contains benefits in excess of those provided under the Company’s severance benefits practices, such executive officer(s) shall retain the benefits under his or her respective employment agreement or agreements (as amended) during the term of his or her employment agreement.

7.14 Indemnification; Directors’ and Officers’ Insurance. (a) Parent shall indemnify and hold harmless (x) to the fullest extent permitted under applicable Law and (y) without limiting clause (x), as required pursuant to the existing indemnity agreements of the Company (and Parent also shall advance attorneys’ fees and expenses as incurred to the fullest extent permitted under applicable Law and as required pursuant to the existing indemnity agreements of the Company, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.14, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall pay the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request documented expenses reasonably incurred, (ii) Parent will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that (A) Parent shall be obligated pursuant to this Section 7.14(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled, at Parent’s expense, to retain separate counsel mutually satisfactory to Parent and such Indemnified Party, (B) the Indemnified Parties shall cooperate in the defense of any such matter and (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

(c) As of the Effective Time, Parent or Merger Sub shall have purchased directors’ and officers’ liability insurance coverage for the Company’s directors and officers for a period of six (6) years after the Effective Time which provides runoff coverage in an amount at least equal to that currently provided by the Company for its directors and officers and on terms otherwise comparable in all material respects to that currently provided by the Company (as disclosed to Parent prior to the date hereof).

(d) The By-Laws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s by-laws in effect on the date hereof. For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the provisions in its by-laws providing for indemnification of Indemnified Parties, with respect to facts and circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under the FBCA, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would increase the scope of the Indemnified Parties’ indemnification rights thereunder.

(e) The rights of each Indemnified Party under this Section 7.14 shall be in addition to any right such Person might have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under applicable Law (including the FBCA) or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The provisions of this Section 7.14 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

7.15 Expenses. Subject to Section 9.5(b) and (c), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus (including any SEC filing fees).

7.16 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby or by the Stockholders Agreement, each of Parent, the Company and Merger Sub and their respective Board of Directors, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. “Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover Law, including Sections 607.0901 or 607.0902 of the FBCA.

7.17 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock or acquisitions of Parent ADSs (including derivative securities with respect to such shares of Company Common Stock or Parent ADSs) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.18 Tax-Free Reorganization.

(a) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger and the Subsequent Merger, taken together, to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger and the Subsequent Merger, taken together, not so to qualify. Parent shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger and the Subsequent Merger, taken together, not to qualify as a 368 Reorganization. Parent shall cause the Surviving Corporation to comply with the reporting requirements of U.S. Treasury Regulation Section 1.367(a)-3(c)(6).

(b) Each of Parent and the Company shall use its reasonable best efforts to obtain the opinions referred to in Section 8.2(d) and 8.3(e), respectively.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approvals. The Company Requisite Vote and the Parent Requisite Vote shall have been obtained.

(b) HSR; EC Merger Regulation. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all required approvals by the European Commission applicable to the Merger under applicable competition law or regulation, including without limitation the EC Merger Regulation, shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c) Other Regulatory Consents. All Foreign Antitrust Filings and Other Governmental Filings shall have been obtained at or prior to the Effective Time, except in the case of the Other Governmental Filings for such approvals or consents whose failure to be so obtained would not be reasonably expected to have a Parent Material Adverse Effect or Company Material Adverse Effect or both.

(d) Injunction. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the Merger and the transactions contemplated hereby (collectively, an “Order”); provided, however, that prior to invoking this condition each party shall have complied with Section 7.4.

(e) F-4 Registration Statement. The F-4 Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the F-4 Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened in writing by the SEC, and all Israeli, United States state securities and “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect; provided, that for purposes of determining whether the condition in this Section 8.2(a) is satisfied, references to “Company Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects at or prior to the Closing Date all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Material Adverse Change. The Company and its Subsidiaries shall not have suffered from the date hereof a Company Material Adverse Effect.

(d) Tax Opinion. Parent shall have received the opinion of Willkie Farr & Gallagher LLP, counsel to Parent, substantially in the form of Exhibit B, hereto, to the effect that the Merger and the Subsequent Merger, taken together, should be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and, in the event that the Merger and the Subsequent Merger are so treated, that the Company, Parent and Sister Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code and Parent will be treated as a corporation under Section 367(a)(1) of the Code, dated the Effective Time. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits C and D hereto, respectively. Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, and the Subsequent Merger, taken together, will be a “five percent transferee shareholder” with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect; provided, that for purposes of determining whether the condition in this Section 8.3(a) is satisfied, references to “Parent Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of each of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects at or prior to the Closing Date all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of each of Parent and Merger Sub to such effect.

(c) No Material Adverse Change. Parent and its Subsidiaries shall not have suffered from the date hereof a Parent Material Adverse Effect.

(d) Stock Exchange Listing. The Parent ADSs to be issued in connection with the Merger and the Parent ADSs reserved for issuance upon exercise of the assumed Company Options shall have been approved for quotation on the Nasdaq National Market System, subject to official notice of issuance.

(e) Tax Opinion. The Company shall have received the opinion of Greenberg Traurig, LLP, counsel to the Company, substantially in the form of Exhibit E hereto, to the effect that the Merger and the Subsequent Merger, taken together, should be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and, in the event the Merger and Subsequent Merger are so treated, that the Company, Parent and Sister Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code and Parent will be treated as a corporation under Section 367(a)(1) of the Code, dated the Effective Time. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits C and D hereto, respectively. Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger and the Subsequent Merger, taken together, will be a “five percent transferee shareholder” with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by March 31, 2006, whether such date is before or after the date of receipt of the Company Requisite Vote (the “Termination Date”); provided that the Termination Date shall be automatically extended for (A) six months if, on the Termination Date any of the conditions set forth in Section 8.1(b) shall not have been satisfied (without regard to whether the conditions set forth in Section 8.1(c) have or have not been satisfied) or (B) three months, if, on the Termination Date the conditions set forth in 8.1(b) shall have been satisfied, but the conditions set forth in Section 8.1(c) shall not have been satisfied or waived, but, in each case, (i) each of the other conditions to the consummation of the Merger set forth in Article VIII has been satisfied or waived or remains capable of satisfaction, and (ii) any approvals required by Section 8.1(b) or (c) that have not yet been obtained are being pursued diligently and in good faith; provided, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Merger to be consummated;

(b) the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(c) the Parent Requisite Vote shall not have been obtained at the Parent Stockholders Meeting or at any adjournment or postponement thereof; or

(d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable after the parties have used reasonable best efforts to have such Order removed, repealed or overturned (whether before or after the receipt of the Company Requisite Vote).

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company at any time prior to (a) receipt of the Company Requisite Vote, if the Board of Directors of the Company shall take any action contemplated by clause (D) or (E) of Section 7.2; provided, however, that (i) the Company complies with Section 7.2 and (ii) the termination pursuant to this Section 9.3(a) shall not be effective unless the Company shall at or prior to the time of such termination make the payment required by Section 9.5(b) if required as of such time, or (b) the Effective Time, whether before or after receipt of the Company Requisite Vote, if there has been a material breach by Parent or Merger Sub of any material representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.3(a) or Section 8.3(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by the Company to the party committing such breach.

9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent at any time prior to the Effective Time if (a) the Board of Directors of the Company takes any action contemplated by clause (D) or (E) of Section 7.2, (b) the Board of Directors of the Company shall have withdrawn or materially and adversely modified or, upon reasonable request from Parent or Merger Sub, shall fail to reaffirm, its adoption of this Agreement or its recommendation that the stockholders of the Company approve this Agreement (it being understood, however, that for all purposes of this Agreement, and without limitation, the fact that the Company, in compliance with this Agreement, has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Company’s Board of Directors’ recommendation of the Merger or this Agreement), (c) a tender offer or exchange offer that, if successful, would result in any Person or “group” becoming a “beneficial owner” (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of thirty percent (30%) or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer, (d) for any reason the Company fails to call or hold the Company Stockholders Meeting within six months of the date hereof (provided that if the F-4 Registration Statement shall not have become effective for purposes of the Securities Act by a date that is within four months of the date hereof, then such six month date shall be extended by such number of days equal to the date from the end of such four month period until the effective date of such F-4 Registration Statement); provided, that Parent’s right to terminate this Agreement pursuant to this clause (d) shall not be available to Parent if it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Company Stockholders Meeting to be called or held; provided further that this right to terminate shall not be available to Parent if as of the time this right to terminate would otherwise accrue, the Company’s right to terminate this Agreement has accrued and remains in force as of such time under another provision hereof or (e) there has been a material breach by the Company of any material representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.2(a) or Section 8.2(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by Parent to the Company.

9.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

(b) In the event that this Agreement is terminated (A) by either party pursuant to Section 9.2(b), provided that at the time of such termination an Acquisition Proposal or other announcement of any intention with respect to an Acquisition Proposal shall have been made (even if such Acquisition Proposal had been rejected or withdrawn), (B) by the Company pursuant to Section 9.3(a), or (C) by Parent pursuant to Section 9.4(a), (b), (c) or (d), then, in each case of clauses (A), (B) or (C):

(X) the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent a fee in the amount of $5 million to reimburse it for expenses incurred in connection with this Agreement and the transactions contemplated hereby (which expenses need not be documented); and

(Y) the Company shall pay Parent a termination fee (as liquidated damages) of $200 million, if within twelve (12) months after any such termination the Company enters into a definitive agreement with respect to or consummates a transaction contemplated by an Acquisition Proposal, promptly, but in no event later than two (2) Business Days after the date of such entering into a definitive agreement or of such consummation, as applicable. Any such payment shall be made by wire transfer of same day funds to an account previously designated in writing by Parent to the Company.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 9.2(c), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Company a fee in the amount of $5 million to reimburse for expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (which expenses need not be documented).

(d) The parties acknowledge that the agreements contained in Section 9.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement; accordingly, if the party obligated to pay (the “Payor”) fails to promptly pay any amounts due pursuant to Section 9.5(b) or (c) to the other (the “Recipient”), and in order to obtain such payment the Recipient commences a suit which results in a judgment against the Payor for payment of all or a portion of a termination fee and/or expense reimbursement, the Payor shall pay to the Recipient its costs and expenses (including its reasonable attorneys’ fees) incurred in connection with such suit, together with interest from the date such payment was due on the amounts owed at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period. The payment of such termination fee pursuant to Section 9.5(b) shall be the sole and exclusive remedy of Parent if the Agreement is terminated as described in Section 9.5(b) and the Company shall have paid to Parent the expense reimbursements and termination fees, as applicable.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 7.10 (Stock Exchange De-listing), 7.12 (Employee Benefits Matters), 7.13 (Employees), 7.14 (Indemnification; Directors’ and Officers’ Insurance), 7.15 (Expenses), and 7.18 (Tax-Free Reorganization) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 7.15 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement arising prior to such termination.

10.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by action of their respective boards of directors by written agreement executed and delivered by duly authorized officers of the respective parties.

10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4 Execution. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed by facsimile signature, which for all purposes hereunder shall have the same force and effect as an original.

10.5 GOVERNING LAW AND VENUE. PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT MATTERS PROVIDED FOR HEREIN ARE REQUIRED TO BE GOVERNED BY THE FBCA. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York in each case in the borough of Manhattan solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State of New York or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile (upon receipt of electronic or telephonic confirmation of successful transmission):

if to Parent or Merger Sub,

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikva 49131

Attention: Chief Executive Officer

Facsimile: 011 972 3 924 6026

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikva 49131

Attention: General Counsel

Facsimile: 011 972 3 926 7429

with copies to:

Teva Pharmaceuticals USA, Inc.

425 Privet Road

P.O. Box 1005

Horsham, Pennsylvania 19044-8005

Attention: General Counsel

Facsimile: (215) 293 6499

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Peter H. Jakes, Esq.

                 Jeffrey S. Hochman, Esq.

Facsimile: (212) 728-8111

if to the Company,

Ivax Corporation

4400 Biscayne Boulevard

Miami 33137

Attention: General Counsel

Facsimile: (305) 575-6049

with a copy to

Greenberg Traurig, LLP

1221 Brickell Avenue

Miami, FL 33131

Attention: Gary M. Epstein, Esq.

                 Robert L. Grossman, Esq.

Facsimile: (305) 579-0717

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7 Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Stockholders Agreement, the Company Disclosure Schedules, the Parent Disclosure Schedules and the Confidentiality Agreement, dated July 7, 2005, between Parent and the Company, as amended (the “Confidentiality Agreement”), constitute the entire agreement by and among the parties hereto, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8 No Third-Party Beneficiaries. Other than with respect to the matters set forth in Section 7.14 (Indemnification; Directors’ and Officers’ Insurance) and in Article III, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.9 Obligations of Parent and of the Company. Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11 Disclosure Schedules. Any information disclosed in any section of the Company Disclosure Schedules or the Parent Disclosure Schedules shall be deemed to be disclosed on any other section of the Company Disclosure Schedules or the Parent Disclosure Schedules, respectively, where it is reasonably apparent that the disclosure contained in such section of the Company Disclosure Schedules or the Parent Disclosure Schedules is relevant to such other sections. The Company Disclosure Schedules and the Parent Disclosure Schedules, respectively, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company or Parent, as the case may be, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. No reference to or disclosure of any item or other matter in the Company Disclosure Schedules or the Parent Disclosure Schedules shall be construed to establish a standard of materiality.

10.12 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.13 Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, so long as such designation would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Parent Required Statutory Approval or Company Required Statutory Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger. If the requirements of the previous sentence are met and Parent wishes to designate another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, then, all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

IVAX CORPORATION

By:	/s/ Neil Flanzraich
Name:	Neil Flanzraich
Title:	President

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Israel Makov
Name:	Israel Makov
Title:	President and CEO

By:	/s/ George Barrett
Name:	George Barrett
Title:	President and CEO Teva North America

IVORY ACQUISITION SUB, INC.

By:	/s/ Richard Egosi
Name:	Richard Egosi
Title:	Secretary

IVORY ACQUISITION SUB II, INC.

By:	/s/ Richard Egosi
Name:	Richard Egosi
Title:	Secretary